Exhibit 10.1

PYXIS ONCOLOGY, INC.

DEFERRED COMPENSATION PLAN

Effective as of May 1, 2024

PYXIS ONCOLOGY, INC.

DEFERRED COMPENSATION PLAN

PYXIS ONCOLOGY, INC.

DEFERRED COMPENSATION PLAN

PREAMBLE

Pyxis Oncology, Inc., a Delaware corporation (the “Company”), has established this Pyxis Oncology, Inc. Deferred Compensation Plan (the “Plan”) for the exclusive benefit of (i) a select group of management and highly compensated employees of the Company and its affiliates and (ii) the nonemployee directors of the Company to provide a means by which such persons may defer restricted stock units granted to them under the Company’s 2021 Equity Incentive Plan or any other equity compensation plan adopted by the Company. The Plan shall be effective as of May 1, 2024 (the “Effective Date”)

ARTICLE I

DEFINITIONS

1.1 “Account” shall mean the individual bookkeeping record established by the Company showing the interest in the Plan of each Participant or Beneficiary.

1.2 “Affiliate” shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in the Plan available.

1.3 “Beneficiary” shall mean the Beneficiary designated to receive Plan benefits upon the Participant’s death, which the Participant shall designate by delivering to the Committee a written beneficiary designation in the form provided by the Committee.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Change in Control” means the occurrence of any of the following events after the Effective Date:

(a)
Change in Ownership. A change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of the Company of additional shares of the Company shall not constitute a “change of the ownership” of the Company.
(b)
Change in Effective Control. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group owning more than 30% of the total fair market value or total voting power of the stock of the Company of additional shares of the Company shall not constitute a “change of effective control” of the Company; or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board prior to the date of the appointment or election.
(c)
Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. section 1.409A-3(i)(5)(vii)(B).

1.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.7 “Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board or of officers of the Company as shall be designated by the Board to administer the Plan).

1.8 “Common Stock” shall mean the common stock of the Company.

1.9 “Company” shall have the meaning ascribed thereto in the Preamble.

1.10 “Disability” shall mean the Participant either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability benefit plan covering employees of the Company.

1.11 “Effective Date” shall have the meaning ascribed thereto in the Preamble.

1.12 “Fair Market Value” shall mean the closing sales price of a share of Common Stock as reported by the Nasdaq Stock Exchange, or such other principal national exchange or trading system on which the Common Stock is then listed or traded on the applicable date or, if the Common Stock is not traded on such date, the most recent date on which the Common Stock was traded. Notwithstanding the foregoing, if shares of Common Stock are not traded on a national exchange or trading system, Fair Market Value shall be determined by the Committee in good faith using such objective criteria as it shall deem appropriate.

1.13 “Participant” shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

1.14 “Plan” shall mean the Pyxis Oncology, Inc. Deferred Compensation Plan as set forth in this document, as it may be amended from time to time.

1.15 “Plan Year” shall mean the twelve-month period beginning each January 1 and ending each December 31.

1.16 “Restricted Stock Unit” means an award of restricted stock units granted to a Participant pursuant to the Company’s 2021 Equity Incentive Plan or any other equity compensation plan adopted by the Company.

1.17 “Separation from Service” means a “separation from service” under Section 409A of the Code. A Separation from Service occurs if the facts and circumstances indicate that the Company and its Affiliates reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, a director or an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, a director or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months). Notwithstanding the foregoing, an employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or contract.

1.18 “Valuation Date” shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

ARTICLE II

ELIGIBILITY

Participation in the Plan shall be made available to a select group of management or highly compensated employees, as determined by the Board or the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility. As of the Effective Date, each employee who is designated by the Company as an executive officer for purposes of the Securities Exchange Act of 1934, as amended, shall be eligible to participate in the Plan. In addition, each member of the Board who is not employed by the Company or any of its Affiliates shall be eligible to participate in the Plan. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

ARTICLE III

DEFERRAL ELECTIONS AND CREDITS TO ACCOUNT

3.1 Any person who is eligible to be a Participant in accordance with Article II may elect to participate in the Plan by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed not later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.2 hereof. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, the individual may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, not later than thirty (30)

days after the date on which such individual is notified by the Committee of his or her eligibility to participate in the Plan; provided that any such election shall apply only to Restricted Stock Units that are scheduled to vest over vesting periods that begin after the date such participation agreement is submitted to the Company.

3.2 For any Plan Year ending after the Effective Date, a Participant may, in the manner and at the time prescribed by the Committee, irrevocably elect to defer a portion of the Restricted Stock Units granted to such Participant during such Plan Year. In addition, Participants who are eligible to participate in the Plan as of the Effective Date, may elect to defer the portion of their Restricted Stock Unit awards granted in each of 2022 and 2023, but only to the extent such Restricted Stock Units are scheduled to vest over vesting periods that begin after the Effective Date and the date the participation agreement is submitted to the Company.

3.3 If a Participant elects to defer Restricted Stock Units pursuant to Section 3.2, then at the time any such Restricted Stock Units become vested under the terms of the applicable award agreement, such Participant’s Account shall be credited with an equal number of notional shares of Common Stock, each of which shall have a value as of any date equal to the Fair Market Value of a share of Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the Committee shall appropriately adjust the number and type of notional shares of Common Stock credited to each Account under the Plan or, alternatively, determine that Accounts shall be deemed invested in notional investments other than shares of Company Stock. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE IV

BENEFITS

4.1 After the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or preceding the date of distribution, and payable in accordance with Section 5.2.

4.2 If a Participant suffers a Disability while employed by the Company or an Affiliate or during the Participant’s service on the Board (even if the official determination of such Disability does not occur until after the end of such Participant’s employment or service), such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or immediately preceding the date of distribution. Such amount shall be payable to the Participant as soon as administratively feasible, but not more than 90 days, after the Committee determines that the Participant has suffered a Disability.

4.3 After a Participant has a Separation from Service for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution, and payable in accordance with Section 5.1.

4.4 If there is a Change in Control, the Board may terminate the Plan and all other deferred compensation plans of the same type, within the meaning of Section 409A of the Code and the Treasury regulations thereunder, and distribute all benefits to the Participants at the time and to the extent permitted under Section 409A of the Code.

ARTICLE V

PAYMENT OF BENEFITS UPON SEPARATION FROM SERVICE

5.1 In the case of a Participant who has a Separation from Service, the amount credited to the Participant’s Account (provided it is more than $25,000) shall be paid to the Participant at the time and in the form selected by the Participant in the deferral election form completed by the Participant for the applicable Plan Year. The Participant may elect from among the following optional forms of benefit:

(a) a lump sum distribution; or

(b) substantially equal annual or monthly installments over a period of up to five (5) years.

A Participant shall make a separate distribution election with respect to each Plan Year.

Except to the extent a Participant elects to receive his or her distribution earlier in accordance with Article VI, and subject to Section 5.5 below, payment shall be made, or in the case of installment payments shall commence, during the 90-day period immediately following either (i) the Participant’s Separation from Service or (ii) a specified anniversary of the Participant’s Separation from Service, not to exceed five years, as elected by the Participant at the time of his or her deferral election. If installment payments are made, the unpaid balance of the Participant’s Account shall continue to share in the income and losses attributable thereto, in accordance with the provisions of the Plan, during the period for which installment payments are made.

Notwithstanding a Participant’s distribution election, if the Fair Market Value of all amounts credited to a Participant’s Account for all Plan Years is equal to or less than $25,000 at the time of the Participant’s Separation from Service, then payment will be made in a lump sum within 90 days after the Participant’s Separation from Service (or at such other time as required under Section 5.5). If installment payments have commenced under the Plan and the value of all remaining amounts credited to the Participant’s Account for all Plan Years is equal to or less than $25,000 as of a payment date, all remaining amounts credited to the Participant’s Account shall be distributed in a lump sum as of such payment date.

5.2 Payment of a Participant’s benefit on account of death shall be made to the Beneficiary of such Participant in a lump sum as soon as practicable, but not more than 90 days, following the Committee’s receipt of proper notice of such Participant’s death.

5.3 The payment of benefits under the Plan shall begin at the time specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed as long as such delay does not result in the Participant’s or Beneficiary’s receiving the distribution in a different taxable year than if no such delay had occurred.

5.4 To the extent a Participant’s Account is credited with notional shares of Common Stock pursuant to Section 3.3, all distributions from such Account shall paid in whole shares of Common Stock plus a cash payment in lieu of any fractional share of Common Stock. All amounts credited to a Participant’s Account in a form other than notional shares of Common Stock shall be distributed in cash.

5.5 Notwithstanding anything in Section 4.3 or 5.1 to the contrary, no distributions as a result of Separation from Service shall be made to a Participant before the date that is six months after the date of the Participant’s Separation from Service, if that Participant is, on the date of the Separation from Service, a “specified employee,” as defined in the regulations issued by the U.S. Department of the Treasury under Section 409A of the Code, which regulations are incorporated herein by reference.

ARTICLE VI

IN-SERVICE DISTRIBUTIONS

6.1 In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant’s child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship plus the amount needed to pay taxes reasonably anticipated as a result of the distribution. All hardship withdrawals shall be paid in a lump sum.

6.2 On a form prescribed by the Committee during the applicable enrollment period, a Participant may elect to receive the amounts deferred with respect to the applicable Plan Year on a date that precedes the date on which such amounts would otherwise have been payable or commenced pursuant to Section 5.1. Any such election shall provide for payment to be made or commence in January of any subsequent Plan Year designated by the Participant that begins after the latest Plan Year in which any of the Restricted Stock Units deferred by the Participant pursuant to such election are scheduled to vest and occurs prior to the date on which such amounts become payable pursuant to Section 5.1. The Participant may elect from among the following optional forms of benefit:

(a) a lump sum distribution; or

(b) substantially equal annual or monthly installments over a period of up to five (5) years.

A Participant may delay the time for a scheduled in-service distribution subject to the following limitations:

(a)
the change must be made by a written notice to the Committee or its designee at least one year prior to the first day of the Plan Year in which payment was previously scheduled to be made or commence; and
(b)
the change must postpone the distribution commencement date by at least five years from the previously scheduled distribution date.

6.3 The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan provided such acceleration would be permitted by the provisions of Treasury Reg. §1.409A-3(j)(4), including the following events:

(a) A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

(b) A payment may be accelerated as may be necessary to comply with ethics agreements with the federal government or as may be reasonably necessary to avoid the violation of federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Section 409A of the Code and the Treasury regulations thereunder.

(c) A payment may be accelerated in the Committee’s discretion in connection with such other events and conditions as permitted by Section 409A of the Code and the Treasury regulations thereunder.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1 The Plan shall be administered by the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.

7.2 The Committee may appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

7.3 The Committee may designate and delegate to one or more other persons any of the Committee’s responsibilities under the Plan, and may revoke any such delegation or designation at any time. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

7.4 The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries.

7.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.

ARTICLE VIII

CLAIMS REVIEW PROCEDURE

8.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the “Claimant”), the Committee shall provide to the Claimant written notice of the denial within 90 days after the claim is filed (45 days in the case of a Disability claim) unless an extension of time for processing the claim is necessary because more information is needed (or, in the case of a Disability claim, an extension is necessary for reasons beyond the control of the Committee), in which case a decision will be rendered not later than 180 days (75 days in the case of a Disability claim which may be further extended to 105 days if the additional extension is necessary due to reasons beyond the control of the Committee) after the initial receipt of the claim. If such an extension of time for processing the claim is required, written notice of the extension and additional information that is necessary to process the claim will be furnished to the Claimant prior to the expiration of the initial 90-day (or 45-day) period and will indicate the special circumstances requiring an extension of time for processing the claim and will indicate the date the Committee expects to render its decision. In no event will such extension exceed a period of 90 days from the end of the initial period. The notice shall set forth:

(a) the specific reason or reasons for the denial;

(b) specific references to pertinent Plan provisions on which the Committee based its denial;

(c)
a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;
(d)
if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and the Participant will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge on the Participant’s request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances;
(e)
a statement that the Claimant may:
(i.)
request a review upon written application to the Committee;
(ii.)
review pertinent Plan documents; and

(iii.)
submit issues and comments in writing; and
(f)
that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within 60 days (180 days in the case of a Disability claim) after receipt of the Committee’s notice of denial of benefits. The Committee’s notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the 60-day (or 180-day) period will render the Committee’s determination final, binding, and conclusive.

8.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days (45 days in the case of a Disability claim) of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day (or 45-day) period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days (90 days in the case of a Disability claim) after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Claimant will also be entitled to receive, on request and free of charge, access to and copies of all documents, records, and other information relevant to the claim. In addition, if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge at your request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances. In the case of a Disability claim, the review on appeal must be made by a different decision-maker from the Committee and that decision-maker cannot give procedural deference to the original decision. If the Claimant is dissatisfied with the Committee’s (or other independent fiduciary’s) review decision, the Claimant has the right to file suit in a federal or state court.

ARTICLE IX

LIMITATION OF RIGHTS

The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee or director the right to be retained in the employment or service of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

ARTICLE X

LIMITATION OF ASSIGNMENT AND PAYMENTS

TO LEGALLY INCOMPETENT DISTRIBUTEE

10.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

10.2 Whenever any benefit under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE XI

AMENDMENT TO OR TERMINATION OF THE PLAN

The Board and the Committee, or either of them acting independently, reserve the right at any time to amend or terminate the Plan in whole or in part or to add a supplement to the Plan to provide benefits for specified Participants. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Any amendment to the Plan shall be executed by an officer of the Company. Upon a termination of the Plan, all Accounts shall be distributed at the time and in the form prescribed by the terms of the Plan and all elections hereunder, provided that the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder be paid at such earlier time as permitted under Section 409A of the Code.

ARTICLE XII

GENERAL AND MISCELLANEOUS

12.1 In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

12.2 The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

12.3 The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware, without reference to its conflicts of law provisions, unless superseded by federal law.

12.4 The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant’s behalf. It is the Company’s intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

12.5 All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company. By electing to participate in the Plan, each Participant shall be deemed to have authorized the Company or one of its Affiliates to withhold from such Participant’s cash or other compensation any taxes required to be withheld under Section 3121(v) of the Code at the time amounts are deferred under this Plan.

12.6 The provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A of the Code, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its Affiliates nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A of the Code.